Fidelity National Financial to Acquire TitlePoint from Black Knight

Jacksonville, Fla., (November 18, 2022) -- Fidelity National Financial, Inc. (NYSE: FNF) (“FNF”), a leading provider of title insurance and transaction services to the real estate and mortgage industries and a leading provider of insurance solutions serving retail annuity and life customers and institutional clients through FNF's wholly-owned subsidiary, F&G Annuities & Life, Inc. ("F&G"), today announced it has agreed to acquire TitlePoint from Black Knight, Inc. (NYSE: BKI) (“Black Knight”) for $225 million in cash. TitlePoint, which enables searches for detailed property information, images of documents and maps from hundreds of counties across the U.S. and is a leader in the science of real estate property research technology, has been part of Black Knight’s Data & Analytics segment since 2014.

“The acquisition of TitlePoint is just one more way FNF is investing in, expanding, and integrating property data, images, and search technology into FNF’s existing assets,” said Mike Nolan, CEO, Fidelity National Financial. “Combined with other FNF digital technologies, this acquisition improves productivity and automation and streamlines the manufacturing of title plant information across our industry leading footprint.”

The completion of the TitlePoint transaction is expected to close in December 2022, subject to customary closing conditions.

About Fidelity National Financial, Inc.
Fidelity National Financial, Inc. (NYSE: FNF) is a leading provider of title insurance and transaction services to the real estate and mortgage industries. FNF is the nation’s largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York - that collectively issue more title insurance policies than any other title company in the United States. More information about FNF can be found at fnf.com.

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SOURCE Fidelity National Financial, Inc.

CONTACT:
Lisa Foxworthy-Parker
SVP of Investor & External Relations
Investors@fnf.com
515.330.3307
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